Exhibit 99.1

NEWS RELEASE for March 10, 2006

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000

WORLD FUEL SERVICES CORPORATION DECLARES REGULAR

QUARTERLY CASH DIVIDEND

MIAMI (March 10, 2006) — World Fuel Services Corporation (NYSE:INT) announced today that it has declared its quarterly cash dividend of $0.0375 per share payable on April 12, 2006, to shareholders of record on March 24, 2006.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine and aviation fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include international container and tanker fleets and time-charter operators. For more information, call (305) 428-8000 or visit www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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